EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 6, 2009

USEC Reports First Quarter 2009 Results

•	Gross profit of $42.2 million tops 1st quarter of 2008 on 47% increase in revenue

•	Net loss of $2.1 million reflects increased spending for American Centrifuge and lower gross profit margin

•	Cash flow from operations of $23.8 million

•	2009 guidance for earnings, cash flow from operations reiterated

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss for its first quarter ended March 31, 2009, of $2.1 million or 2 cents per diluted share compared to net income of $4.4 million or 4 cents per diluted share for the same quarter in 2008.

First quarter financial results reflect a 66 percent increase in sales volume of separative work units (SWU) compared to the same quarter in 2008 at higher average prices billed to customers. Improved revenue was partially offset by higher costs for producing and purchasing SWU. Profit margins for contract work done for the U.S. government were lower due to costs incurred for anticipated new contract work at the Portsmouth plant for which revenue has not yet been earned and changes in the mix of contract services performed. Revenue from uranium sales, which provide higher profit margins, was also lower. Below the gross profit line, non-capitalized advanced technology cost was $7.5 million or 31 percent higher in the first quarter compared to the same quarter in 2008.

The Company reiterated its net income and cash flow from operations guidance for 2009. We expect net income in a range of $25 to $50 million and cash flow from operations of $240 to $275 million on revenue of approximately $2.2 billion.

“In conjunction with the plan announced in February, we reduced the rate of increase in spending on the American Centrifuge project during the quarter. While we did not ramp up capitalized spending on construction and manufacturing, our advanced technology expense was higher, as expected. The expense was related to assembling an initial cascade of AC100 centrifuges and value engineering to reduce the cost of manufacturing the machine,” said John K. Welch, USEC president and chief executive officer. “Although our gross profit was higher year-over-year, the additional expense left us with a loss for the quarter.”

“We remain confident in our full-year earnings and cash flow guidance for 2009 as we have good visibility on when our customers will be refueling their reactors as the year progresses,” he added.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and our guidance for 2009 anticipates an approximately 40 percent increase in SWU sales volume that reflects the high number of customer reactors to be refueled in 2009. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Revenue

Revenue for the first quarter was $505.6 million, an increase of 47 percent compared to the same quarter of 2008. Revenue from the sale of SWU for the quarter was $427.9 million compared to $245.1 million in the same period last year, an increase of 75 percent. The volume of SWU sales increased 66 percent in the quarter while average prices billed to customers increased 5 percent. Revenue from the sale of uranium was $28.6 million, a decrease of $18.6 million from the same quarter last year. Uranium revenue reflects a 66 percent decrease in uranium volume sold at average prices that were 77 percent higher than in the 2008 quarter due to the mix, timing and terms of uranium contracts. Revenue from our U.S. government contracts segment was $49.1 million compared to $51 million in the same quarter last year, a 4 percent decrease, primarily driven by the completion of a contract to process out-of-specification uranium for DOE in 2008.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At March 31, 2009, deferred revenue totaled $250.7 million, an increase of $54.4 million from December 31, 2008. The gross profit associated with deferred revenue as of March 31, 2009, was $100.3 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the first quarter for SWU and uranium was $414.9 million, an increase of $154.2 million or 59 percent, due to the substantial increase in SWU sales volume noted above and higher SWU unit costs, partially offset by lower uranium volume. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The cost of sales per SWU was 16 percent higher than the year before, reflecting changes in the monthly moving average SWU inventory costs.

Production costs declined $16 million, or 7 percent, in the first quarter compared to the same period of 2008, primarily as a result of producing 9 percent less SWU than last year’s record production for the quarter. Production volume was also affected by reduced electricity availability and a partial loss of enrichment capacity for the Paducah plant following a severe ice storm in January 2009. Although production was temporarily reduced, production volume in the quarter remained within the range of normal capacity. Unit production costs increased 3 percent reflecting an increase in benefit costs and the greater impact of fixed costs on reduced volume. A sharp downturn in the fair value of pension and postretirement benefit plan assets in 2008 will result in higher net benefit costs in 2009. The cost of electric power declined by $20.1 million in the first quarter of 2009 due to a 7 percent decline in megawatt hours purchased and a 5 percent decline in the average cost per megawatt hour compared to the same period last year. We continue to buy power from TVA for SWU production and to underfeed the enrichment process based on market conditions. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs.

We purchase approximately 5.5 million SWU annually from Russia but there were no deliveries during the quarter, resulting in a $96.3 million decline in purchase costs compared to the same period last year. Deliveries resumed in April 2009 following approval of the 2009 pricing contract by the Russian government. The purchase cost per SWU paid in 2009 to Russia is expected to be 11 percent higher compared to 2008.

Cost of sales for the U.S. government contracts segment increased $4.7 million, or 11 percent, in the first quarter of 2009, compared to the corresponding period in 2008, due to costs incurred for anticipated new contract work at the Portsmouth GDP for which revenue has not yet been earned and changes in the mix of contract services performed. On May 1, we entered into an agreement with DOE related to additional services at the Portsmouth GDP.

The gross profit for the first quarter was $42.2 million, an increase of $3.4 million, or 9 percent, over the same quarter last year. The gross profit improved due to higher SWU volume and average prices billed to customers, offset by higher SWU inventory costs and substantially lower margin for the U.S. government contracts segment. The gross profit margin for the quarter was 8.3 percent compared to 11.3 percent in the same quarter of 2008.

Selling, general and administrative expenses in the quarter were $14.5 million, an increase of $2.5 million over the same period last year. Compensation, benefits and consulting expenses increased compared to the first quarter of 2008, which included a $1 million credit to stock-based compensation expense due to a decline in our stock price during that prior period.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $31.4 million in the first quarter, an increase of $7.5 million compared to the same period last year. The increase in advanced technology costs reflects increased research and development activities associated with value engineering the AC100 centrifuge machine to lower its capital cost, as well as preparation for Lead Cascade testing of the initial AC100 series machines. In addition, commercial plant activities have increased compared to efforts in the corresponding period in 2008, including training and procedure development and facility turnover preparations.

Cash Flow and Liquidity

At March 31, 2009, USEC had a cash balance of $37.9 million compared to $248.5 million at December 31, 2008. We repaid the remaining principal balance of $95.7 million for our maturing senior notes on their due date of January 20, 2009, with available cash. Cash flow from operations in the first quarter was $23.8 million, compared to cash flow from operations of $20.7 million in the same period in 2008. Inventories declined by $237.9 million, but the full cash impact was delayed by timing of customer payments, as seen in the $105.3 million increase in accounts receivable. Payment of accounts payable under the Russian Contract of $121.5 million for deliveries in late 2008 were also a significant use of cash. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $117.1 million during the first quarter, compared to $91.5 million in the same period last year.

Based on our current rate of project spending and other anticipated cash needs, and without a DOE loan guarantee or other financing, we anticipate that our cash, expected internally generated cash flow from operations, and available borrowings under our revolving credit facility are sufficient to meet cash needs for approximately 9-12 months. If USEC determines that a loan guarantee or alternative financing is not forthcoming or available in the near term, we will take additional steps to implement further project spending reductions to ensure sufficient liquidity. However, additional funds may be necessary sooner than we currently anticipate if we are not successful in our efforts to conserve cash or in the event of increases in the cost of the American Centrifuge project, unanticipated prepayments to suppliers, increases in financial assurance, unanticipated costs under the Russian Contract, increases in power costs, or any shortfall in USEC’s estimated levels of operating cash flow or available borrowings under the revolving credit facility, or to meet other unanticipated expenses.

2009 Outlook

USEC is reiterating its guidance issued February 25, 2009. Specifically, in 2009 we expect revenue of approximately $2.2 billion, net income in a range of $25 to $50 million, and cash flows from operations in a range of $240 to $275 million. We expect our gross profit margin to be in a range of approximately 10 percent to 12 percent.

Our financial results guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income and cash flows are:

•	Movement and timing of customer orders;

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The potential for significant additional reductions in ACP spending in order to ensure sufficient liquidity;

•	The amount of spending on the ACP that is classified as an expense;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Changes in SWU and uranium market price indicators, and changes in inflation and power costs that can affect the price of SWU billed to customers; and

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including our ability to meet targets for performance, cost and schedule and to obtain financing; our success in obtaining a loan guarantee for the American Centrifuge Plant and the impact of delays in financing on project spending, cost and schedule; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the potential impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Separative work units	$427.9	$245.1
Uranium	28.6	47.2
U.S. government contracts and other	49.1	51.0

Total revenue	505.6	343.3
Cost of sales:
Separative work units and uranium	414.9	260.7
U.S. government contracts and other	48.5	43.8

Total cost of sales	463.4	304.5

Gross profit	42.2	38.8
Advanced technology costs	31.4	23.9
Selling, general and administrative	14.5	12.0

Operating income (loss)	(3.7)	2.9
Interest expense	0.5	6.3
Interest (income)	(0.6)	(10.8)

Income (loss) before income taxes	(3.6)	7.4
Provision (benefit) for income taxes	(1.5)	3.0

Net income (loss)	$(2.1)	$4.4

Net income (loss) per share – basic	$(.02)	$.04
Net income (loss) per share – diluted	$(.02)	$.04
Weighted-average number of shares outstanding:
Basic	110.7	109.9
Diluted	110.7	110.2

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$37.9	$248.5
Accounts receivable	259.4	154.1
Inventories	1,089.1	1,231.9
Deferred income taxes	61.2	67.9
Other current assets	218.5	188.3

Total Current Assets	1,666.1	1,890.7
Property, Plant and Equipment, net	864.1	736.1
Other Long-Term Assets
Deferred income taxes	282.0	273.3
Deposits for surety bonds	156.0	135.1
Bond financing costs, net	11.5	12.0
Goodwill	6.8	6.8
Other long-term assets	1.3	1.3

Total Other Long-Term Assets	457.6	428.5

Total Assets	$2,987.8	$3,055.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$95.7
Accounts payable and accrued liabilities	150.4	172.3
Payables under Russian Contract	—	121.5
Inventories owed to customers and suppliers	225.3	130.2
Deferred revenue and advances from customers	251.1	196.7

Total Current Liabilities	626.8	716.4
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	126.1	119.5
Postretirement health and life benefit obligations	170.9	168.1
Pension benefit liabilities	226.9	223.1
Other liabilities	97.9	90.8

Total Other Long-Term Liabilities	621.8	601.5
Stockholders’ Equity	1,164.2	1,162.4

Total Liabilities and Stockholders’ Equity	$2,987.8	$3,055.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2009	2008
Cash Flows from Operating Activities
Net income (loss)	$(2.1)	$4.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7.1	10.6
Deferred income taxes	(3.2)	(18.3)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(105.3)	10.3
Inventories – (increase) decrease	237.9	(53.4)
Payables under Russian Contract – (decrease)	(121.5)	(16.6)
Deferred revenue, net of deferred costs – increase	15.4	49.3
Accrued depleted uranium disposition	6.6	6.6
Accounts payable and other liabilities – increase (decrease)	(21.8)	27.5
Other, net	10.7	0.3

Net Cash Provided by Operating Activities	23.8	20.7

Cash Flows Used in Investing Activities
Capital expenditures	(117.1)	(91.5)
Deposits for surety bonds	(20.6)	—

Net Cash (Used in) Investing Activities	(137.7)	(91.5)

Cash Flows Used in Financing Activities
Borrowings under credit facility	—	37.8
Repayments under credit facility	—	(37.5)
Repayment and repurchases of senior notes	(95.7)	(9.9)
Common stock issued (purchased), net	(1.0)	(0.4)

Net Cash (Used in) Financing Activities	(96.7)	(10.0)

Net (Decrease)	(210.6)	(80.8)
Cash and Cash Equivalents at Beginning of Period	248.5	886.1

Cash and Cash Equivalents at End of Period	$37.9	$805.3

Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$1.8	$3.7
Income taxes paid	2.2	4.2